UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 1, 2016

MEDBOX, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54928	45-3992444
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

600 Wilshire Blvd. Ste. 1500

Los Angeles, CA 90017

(Address of principal executive offices) (zip code)

(800)-762-1452

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On January 6, 2016, Medbox, Inc. (the “Company”) filed a Form 8-K disclosing, amongst other matters, its appointment of Clint Pyatt as Chief Operating Officer of the Company and describing Mr. Pyatt’s background (the “Original Form 8-K”). This Current Report on Form 8-K/A is being filed solely to disclose and include as an Exhibit Mr. Pyatt’s Executive Employment Agreement with the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2016, Jeff Goh, 51, Director, President and Interim Chief Executive Officer of the Company was promoted to Chief Executive Officer of the Company. He will also retain his positions as Director and Company President. Mr. Goh has served in his present officer roles with the Company since June 30, 2015. He has served the Company as a director since October 2015. He joined the Company as Chief Operating Officer on April 1, 2015 and was a consultant to the Company from August 2014 to March 2015.

Mr. Goh previously served as Chief Executive Officer of Heart Brand Foods, a producer of heart-healthy snack food products that help to reduce LDL cholesterol, from 2012 to 2014. Mr. Goh also previously served as Chief Executive Officer of Two Chefs on a Roll, a custom producer of savory and bakery private label food products, from 2001 to 2010. Throughout his career, Mr. Goh has focused on leading and developing businesses involved in fast-growing sectors of food, technology and international commerce.

On January 5, 2016, Clint Pyatt, 44, Senior Vice President, Operations and Government Relations, was promoted to Chief Operating Officer of the Company. He will continue to act as Senior Vice President, Government Relations. Mr. Pyatt has served in his present roles with the company since May 20, 2015.

In connection with his promotion, the Company entered into an Executive Employment Agreement with Mr. Pyatt, effective January 1, 2016 (the “Employment Agreement”), pursuant to which the Company agreed to engage Mr. Pyatt, and Mr. Pyatt agreed to serve, as Chief Operating Officer of the Company.

Under the Employment Agreement, the Company will pay Mr. Pyatt an annual base salary of $240,000, subject to a 5- to 7-percent annual increase as determined by the Company’s Board of Directors. Mr. Pyatt is eligible to receive an annual cash bonus and an annual bonus in the form of a fully vested restricted stock unit (“RSU”) grant, each with a yearly target of $120,000 based on Mr. Pyatt’s achievement of mutually agreed annual goals. Any RSUs granted to Mr. Pyatt under the Employment Agreement will be governed by the Company’s 2014 Equity Incentive Plan and related RSU award agreements.

Mr. Pyatt’s employment is “at-will” and subject to termination by the Company at any time or by Mr. Pyatt upon 60 days’ written notice. In the event the Company terminates Mr. Pyatt without Cause (as defined in the Employment Agreement) or Mr. Pyatt resigns for Good Reason (as defined in the Employment Agreement), Mr. Pyatt will be entitled to severance payments equal to his base salary for a period of either 6 months or 1 year, depending on the timing of such termination or resignation, subject to Mr. Pyatt’s full release of claims against the Company. During the one-year period following his termination or resignation, the Employment Agreement prohibits Mr. Pyatt from encouraging the Company’s employees to leave the Company.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Mr. Pyatt previously was Chief Executive Officer of CorGreen Technologies, Inc., a provider of products and services to licensed medical marijuana and recreational operators. Earlier, he held management positions in finance and real estate. He also served in the U.S. Marine Corps for six years in several operational capacities, including participation in Desert Shield, Desert Storm and Somalia rescue efforts.

On January 6, 2016, the Company issued a press release announcing the appointment of Mr. Goh as Chief Executive Officer and of Mr. Pyatt as Chief Operating Officer. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

10.1	Executive Employment Agreement, effective as of January 1, 2016, by and between Clint Pyatt and the Company

99.1	Press Release dated January 6, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDBOX, INC.

Dated: January 19, 2016	By:	/s/ Jeffrey Goh
Name: Jeffrey Goh
Title: Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement, effective as of January 1, 2016, by and between Clint Pyatt and the Company

99.1	Press Release dated January 6, 2016